EXHIBIT 99.1

FOR IMMEDIATE RELEASE	CONTACT: Frederick N. Cooper (215) 938-8312
May 28, 2014	fcooper@tollbrothersinc.com

TOLL BROTHERS REPORTS FY 2014 2ND QTR AND 6 MONTH RESULTS

Horsham, PA, May 28, 2014 -- Toll Brothers, Inc. (NYSE:TOL) (www.tollbrothers.com), the nation’s leading builder of luxury homes, today announced results for its second quarter and six months ended April 30, 2014.

Second Quarter Financial Highlights:

•	FY 2014’s second quarter net income was $65.2 million, or $0.35 per share diluted, compared to net income of $24.7 million, or $0.14 per share diluted, in FY 2013’s second quarter.

•	Pre-tax income was $93.5 million, compared to pre-tax income of $41.0 million in FY 2013’s second quarter.

•
Revenues of $860.4 million and homebuilding deliveries of 1,218 units rose 67% in dollars and 36% in units, compared to FY 2013’s second quarter totals of $516.0 million and 894 units. The average price of homes delivered was $706,000, compared to $577,000 in FY 2013’s second quarter.

•
Net signed contracts of $1.27 billion and 1,749 units rose 7% in dollars and were flat in units, compared to FY 2013’s second quarter totals of $1.19 billion and 1,753 units. The average price of net signed contracts was $729,000, compared to $678,000 in FY 2013’s second quarter. On a per-community basis, FY 2014's second-quarter net signed contracts were 7.14 units compared to 7.79 units in FY 2013’s second quarter. In conjunction with the closing of the $1.6 billion Shapell Homes acquisition on February 4, 2014, the Company purchased 126 units under existing contracts. These units were not included in the net signed contract total for FY 2014’s second quarter.

•
Backlog of $3.21 billion and 4,324 units rose 27% in dollars and 18% in units, compared to FY 2013’s second-quarter-end backlog totals of $2.53 billion and 3,655 units. At second-quarter end, the average price of homes in backlog was $742,000, compared to $693,000 at FY 2013’s second-quarter end.

•
Gross margin, excluding interest and write-downs, was 23.6%, compared to 23.3% in FY 2013’s second quarter. This increase in margin was achieved despite the negative impact of purchase accounting from 119 second quarter FY 2014 Shapell Homes deliveries.

•	SG&A as a percentage of revenue, excluding $5.1 million of Shapell acquisition costs, improved to 11.5%, compared to 15.4% in FY 2013’s second quarter.

•	Operating margin improved to 7.9% from 3.2% in FY 2013’s second quarter.

•	The Company ended its second quarter with 252 selling communities, compared to 238 at FY 2014’s first-quarter end, and 225 at FY 2013’s second-quarter end.

•
The Company ended FY 2014’s second quarter with a net debt-to-capital ratio(1) of 45.1%, compared to approximately 47.0% immediately after the closing of the acquisition of Shapell Homes on February 4, 2014, and 34.1% at FY 2014’s first-quarter end.

•	In addition to approximately $364.8 million of cash and marketable securities, the Company ended the quarter with $1.35 billion available under its various credit facilities.

Douglas C. Yearley, Jr., Toll Brothers’ chief executive officer, stated: “Two weeks ago, Toll Brothers was honored by BUILDER Magazine with the national Builder of the Year award. We are proud to receive this award not only for our quality homes and luxury brand, but also for the strategic initiatives we implemented during the past year. This honor is the second significant industry-wide award we have won in the past two years.

“As the nation’s leading builder of luxury homes, we are pursuing a program of prudent expansion supported by our strong liquidity. In the affluent Boston-to-Washington D.C. corridor we are expanding our suburban footprint and continuing the successful growth of our City Living brand, which develops for-sale condominium projects in New York City, the Northern New Jersey Gold Coast, Washington, D.C. and Philadelphia.

“Our significant expansion over the past year in key California and Texas markets will be a major source of future growth. These are among the strongest housing markets in the U.S. The Shapell Homes acquisition, which gives us a portfolio of spectacularly located, well-established communities in affluent Coastal California, is already proving better than we originally expected based on our early operating results. We have been systematically raising prices across the board in both our Shapell and other Coastal California communities. In Texas, we now control three major master planned communities in Houston, we are about to open our first new master planned community in Austin, and we continue to grow our presence in Dallas.

“Our Apartment Living brand is also growing. In the Northeast and Mid-Atlantic regions, we currently have four projects - two in suburban markets and two in urban locations - totaling approximately 1,500 rental units under construction with joint venture partners. We own or control sites for another 3,800 rental units in the same corridor and have additional expansion plans on the horizon.

“Demand over the past year has been solid, although relatively flat, compared to the strong growth we initially experienced beginning in 2011 coming off the bottom of this housing cycle. We note that last cycle’s recovery, in the early 1990’s, began with a period of rapid acceleration, followed by leveling, before further upward momentum. We believe that we are in a similar leveling period in the early stages of the housing recovery with significant pent-up demand building.”

Martin P. Connor, Toll Brothers’ chief financial officer, stated: “As expected, we saw significant positive leverage in our operating margin, which grew to nearly 8%, as our SG&A as a percentage of revenues improved to 11.5%, excluding Shapell acquisition costs, compared to 15.4% one year ago. We note that the average price of new signed contracts in the current quarter declined from last quarter as a result of some changes in geographic and product mix, but not from additional incentives.

“At closing in February, we acquired 126 homes in backlog from our Shapell communities. We delivered 119 Shapell homes in FY 2014’s second quarter, generating $102 million of revenues. Due to purchase accounting these deliveries negatively impacted our gross margin (after interest) by approximately 150 basis points.

“Our joint venture income reflected a gain in FY 2014’s second quarter of $12.0 million associated with the refinancing of one of our mature stabilized apartment communities. This refinancing, combined with approximately $90 million in land sales and cash flow from various other initiatives, has resulted in the production of more than $150 million in cash toward our previously stated goal of reducing leverage following the Shapell acquisition.

“This quarter we saw a large increase in contracts and backlog from unconsolidated entities in which we had an interest. These contracts in FY 2014’s second quarter rose to $160 million from $16 million one year ago and backlog rose to $190.7 million from $29.5 million one year ago. These increases were primarily driven by strong demand at two communities: Pierhouse at Brooklyn Bridge Park and Jupiter Country Club in Florida.

“Subject to the caveats in our Statement on Forward-Looking Information included in this release, we offer the following limited guidance. We reaffirm our previous guidance that we will deliver between 5,100 and 5,850 homes in FY 2014, that we expect to end FY 2014 with between 250 and 290 selling communities and that full year gross margin (after interest) will improve 175 to 200 basis points compared to FY 2013. We now believe the average price of deliveries for the full FY 2014 will be between $690,000 and $720,000 per home, an increase from $675,000 at the bottom end of the range in our previous guidance. Unit backlog conversion for the third quarter is estimated at 31%.”

Robert I. Toll, executive chairman, stated: “According to the April 2014 U.S. Census Bureau’s New Home Sales Report, new home inventory stands at just 5.3 months’ supply, based on current sales paces. If demand and pace increase, the 5.3 months’ supply could quickly be drawn down. Current demographics seem to suggest that new home sales should pick up. If the tight supply bumps into increasing demand, prices could rapidly rise.

“Our Builder of the Year award is a tribute to the tremendous hard work, dedication to quality, and devotion to our customers by the entire Toll Brothers team. The thoughtful expansion in growth markets and the broadening of our urban and rental footprints, our active-adult product lines and our large scale master plans, will continue to spread our brand across the upscale housing market.”

The financial highlights for the second quarter and six months ended April 30, 2014 (unaudited):

▪	FY 2014’s second-quarter net income was $65.2 million, or $0.35 per share diluted, compared to FY 2013’s second-quarter net income of $24.7 million, or $0.14 per share diluted.

•
FY 2014’s second-quarter pre-tax income was $93.5 million, compared to FY 2013’s second-quarter pre-tax income of $41.0 million. FY 2014’s second quarter included $12.0 million in other income from the refinancing of an established stabilized rental apartment community owned in joint venture, offset, in part, by $5.1 million of costs associated with the Company’s acquisition of Shapell Homes. FY 2013’s second quarter included $13.2 million in other income related to the settlement of litigation.

▪	FY 2014’s six-month net income was $110.8 million, or $0.60 per share diluted, compared to FY 2013’s six-month net income of $29.1 million, or $0.17 per share diluted.

▪	FY 2014’s six-month pre-tax income was $164.7 million, compared to FY 2013’s six-month pre-tax income of $49.3 million.

▪
FY 2014’s six-month pre-tax income included $12.0 million in other income from the refinancing of an established stabilized rental apartment community owned in joint venture and $23.8 million related to the sale of two shopping centers owned in joint ventures, offset, in part, by $5.9 million of costs associated with the Company’s acquisition of Shapell Homes. FY 2013’s six-month net income included $13.2 million in other income related to the settlement of litigation.

▪
FY 2014’s second-quarter total revenues of $860.4 million and 1,218 units increased 67% in dollars and 36% in units from FY 2013’s second-quarter total revenues of $516.0 million and 894 units. The average price of homes delivered was $706,000, compared to $694,000 in FY 2014’s first quarter and $577,000 in FY 2013’s second quarter.

▪	FY 2014’s six-month total revenues of $1.50 billion and 2,146 units rose 60% in dollars and 31% in units, compared to FY 2013’s same period totals of $940.6 million and 1,640 units.

•
The Company’s FY 2014 second-quarter net contracts of $1.27 billion and 1,749 units rose by 7% in dollars while remaining flat in units, compared to FY 2013’s second-quarter net contracts of $1.19 billion and 1,753 units. In conjunction with the closing of the Shapell Homes purchase on February 4, 2014, the Company acquired 126 units under existing contracts. These units were not included in the net signed contracts total.

▪	On a per-community basis, FY 2014’s second-quarter net signed contracts were 7.14 units, compared to second quarter totals of 7.79 units in FY 2013, 5.61 in FY 2012 and 4.35 in FY 2011.

▪	The average price per unit of net contracts signed in FY 2014’s second quarter was $729,000, compared to $766,000 in FY 2014’s first quarter and $678,000 in FY 2013’s second quarter.

▪
The Company’s FY 2014 six-month net contracts of $1.98 billion and 2,665 units increased 10% in dollars despite being down 2% in units, compared to net contracts of $1.80 billion and 2,726 units in FY 2013’s six-month period.

▪
FY 2014’s second-quarter cancellation rate (current-quarter cancellations divided by current-quarter signed contracts) was 3.7%, compared to 3.4% in FY 2013’s second quarter. As a percentage of beginning-quarter backlog, FY 2014’s second-quarter cancellation rate was 1.9%, compared to 2.2% in FY 2013’s second quarter.

▪	In FY 2014, second-quarter-end backlog of $3.21 billion and 4,324 units increased 27% in dollars and 18% in units from FY 2013’s second-quarter-end backlog of $2.53 billion and 3,655 units.

▪
FY 2014’s gross margin, excluding interest and write-downs, was 23.6%, compared to 23.3% in FY 2013’s second quarter. FY 2014’s second-quarter gross margin, including interest and write-downs, improved to 20.0% from 18.6% in FY 2013’s second quarter. This increase in margin was achieved despite the approximately 150 basis point negative impact of purchase accounting from the 119 second quarter FY 2014 Shapell Home deliveries.

▪	Interest included in cost of sales decreased to 3.4% of revenues in FY 2014’s second quarter from 4.5% of revenues in FY 2013’s second quarter.

▪	SG&A as a percentage of revenue, excluding $5.1 million of Shapell acquisition costs, improved to 11.5%, compared to 15.4% in FY 2013’s second quarter.

▪
In FY 2014’s second quarter, unconsolidated entities in which the Company had an interest delivered $11.6 million of homes, compared to $11.0 million in the second quarter of FY 2013. In FY 2014’s first six months, unconsolidated entities in which the Company had an interest delivered $23.2 million of homes, compared to $19.9 million in the same six-month period of FY 2013. The Company recorded its share of the results from these entities’ operations in “Income from Unconsolidated Entities” on the Company’s Statement of Operations.

▪
In FY 2014’s second quarter, unconsolidated entities in which the Company had an interest signed agreements for $160.0 million of homes, compared to $16.0 million in the second quarter of FY 2013. In FY 2014’s first six months, unconsolidated entities in which the Company had an interest signed agreements for $167.7 million of homes, compared to $22.2 million in the same six-month period of FY 2013. The increase in signed agreements in FY 2014’s second quarter and first six months was due in large part to contributions from two communities where the Company is a 50% joint venture partner: Pierhouse at Brooklyn Bridge Park and Jupiter Country Club in Florida.

▪	At April 30, 2014, unconsolidated entities in which the Company had an interest had a backlog of $190.7 million, compared to $29.5 million at April 30, 2013.

▪
In FY 2014’s second quarter and first six months, the Company’s Gibraltar Capital and Asset Management subsidiary reported pre-tax income of $2.6 million and $5.9 million respectively, compared to FY 2013’s second quarter and first six-month results of $2.1 million and $4.2 million.

▪
The Company ended its FY 2014 second quarter with $364.8 million in cash and marketable securities, compared to $1.20 billion at 2014’s first-quarter end and $936.0 million at FY 2013's second-quarter end. At FY 2014’s second-quarter end, it had $849.2 million available under its $1.035 billion 15-bank credit facility, which matures in August 2018 and $500 million under its 364-day credit facility which matures in February 2015. The Company retired the remaining $268 million of its 4.95% 10-year debt at maturity on March 17, 2014.

▪	The Company’s Stockholders’ Equity at FY 2014’s second-quarter end was $3.70 billion, compared to $3.33 billion at FYE 2013.

▪
On February 4, 2014, the Company completed the acquisition of Shapell Homes for $1.6 billion. Toll Brothers financed the acquisition with a new $485 million 5-year senior unsecured floating rate bank term loan closed on February 3, 2014, as well as $600 million of 5-year and 10-year senior unsecured debt issued on November 12, 2013 and $230 million of common stock issued on November 7, 2013. The balance of the funds consisted of a $370 million draw from its existing $1.035 billion 5-year bank revolving credit facility, $275 million of which had been repaid as of April 30, 2014. In addition, the Company closed on a $500 million 364-day unsecured bank revolving credit facility on February 4, 2014, which it intends to keep undrawn, as its purpose is to provide the Company with additional liquidity should unforeseen circumstances or opportunities arise.

▪
The Company ended FY 2014’s second quarter with a net debt-to-capital ratio(1) of 45.1%, compared to approximately 47.0% immediately after the Shapell acquisition, 34.1% at FY 2014’s first-quarter end, and 31.9% at FY 2013’s second-quarter end.

▪
The Company ended FY 2014’s second quarter with approximately 50,400 lots owned and optioned, compared to 51,200 one quarter earlier, 45,200 one year earlier and 91,200 at its peak at FY 2006’s second-quarter end. At 2014’s second-quarter end, approximately 37,700 of these lots were owned, of which approximately 13,800 lots, including those in backlog, were substantially improved. In the second quarter of FY 2014, the Company spent approximately $42.6 million on land to purchase 572 lots, other than those acquired in the Shapell acquisition.

▪
In the second quarter of FY 2014, the Company generated approximately $120 million from the sale of 404 lots, refinancing of an established stabilized apartment community, and releasing letters of credit secured by cash. Through the first six months of FY 2014, the Company generated approximately $150 million through various initiatives aimed at providing cash to pay down Shapell acquisition-related debt.

▪
The Company ended FY 2014’s second quarter with 252 selling communities, compared to 238 at FY 2014’s first-quarter end and 225 at FY 2013’s second-quarter end. The Company still expects to end FY 2014 with between 250 and 290 selling communities.

▪
Based on FY 2014’s second-quarter-end backlog and the pace of activity at its communities, the Company reaffirmed its expectation to deliver between 5,100 and 5,850 homes in FY 2014. It reiterated guidance for full year gross margin (after interest) improvement, of 175 to 200 basis points. It now believes the average delivered price for FY 2014’s full year will be between $690,000 and $720,000 per home, an increase from $675,000 at the bottom of the range in previous guidance. Unit backlog conversion for the third quarter is estimated at 31%.

(1)
Net debt-to-capital is calculated as total debt minus mortgage warehouse loans minus cash and marketable securities, divided by total debt minus mortgage warehouse loans minus cash and marketable securities plus stockholders' equity.

Toll Brothers will be broadcasting live via the Investor Relations section of its website, www.tollbrothers.com, a conference call hosted by CEO Douglas C. Yearley, Jr. at 2:00 p.m. (EDT) today, May 28 2014, to discuss these results and its outlook for the remainder of FY 2014. To access the call, enter the Toll Brothers website, click on the Investor Relations page, and select "Conference Calls”. Participants are encouraged to log on at least fifteen minutes prior to the start of the presentation to register and download any necessary software.

The call can be heard live with an online replay which will follow. Podcast (iTunes required) and MP3 format replays will be available after the conference call via the "Conference Calls" section of the Investor Relations portion of the Toll Brothers website.

Toll Brothers, Inc., A FORTUNE 1000 Company, is the nation's leading builder of luxury homes. The Company began business in 1967 and became a public company in 1986. Its common stock is listed on the New York Stock Exchange under the symbol "TOL." The Company serves move-up, empty-nester, active-adult, and second-home buyers and operates in 19 states: Arizona, California, Colorado, Connecticut, Delaware, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Texas, Virginia, and Washington. The Company also operates in the District of Columbia.

Toll Brothers builds an array of luxury residential single-family detached, attached home, master planned resort-style golf, and urban low-, mid- and high-rise communities, principally on land it develops and improves. The Company operates its own architectural, engineering, mortgage, title, land development and land sale, golf course development and management, home security, and landscape subsidiaries. The Company also operates its own lumber distribution, house component assembly, and manufacturing operations. The Company purchases distressed loan and real estate asset portfolios through its wholly owned subsidiary, Gibraltar Capital and Asset Management. The Company acquires and develops commercial and apartment properties through Toll Commercial and Toll Apartment Living, and the affiliated Toll Brothers Realty Trust, and develops urban low-, mid- and high-rise for-sale condominiums through Toll Brothers City Living.

Toll Brothers is honored to have won the three most coveted awards in the homebuilding industry: America's Best Builder from the National Association of Home Builders, the National Housing Quality Award, and Builder of the Year. Toll Brothers was awarded Builder of the Year in 2012 as well as in 1988, and is the first two-time recipient. Toll Brothers was named in 2014 as Builder of the Year by BUILDER Magazine. Toll Brothers proudly supports the communities in which it builds; among other philanthropic pursuits, the Company sponsors the Toll Brothers Metropolitan Opera International Radio Network, bringing opera to neighborhoods throughout the world. For more information, visit www.tollbrothers.com.

Information presented herein for the second quarter ended April 30, 2014 is subject to finalization of the Company’s regulatory filings, related financial and accounting reporting procedures and external auditor procedures.

Certain information included in this release is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, information related to: anticipated operating results; anticipated financial performance, resources and condition; selling communities; home deliveries; average home prices; consumer demand and confidence; contract pricing; business and investment opportunities; market and industry trends; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales.

Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements and presentations. These risks and uncertainties include, among others: local, regional, national and international economic conditions; fluctuating consumer demand and confidence; interest and unemployment rates; changes in sales conditions, including home prices, in the markets where we build homes; conditions in our newly entered markets and newly acquired operations; the competitive environment in which we operate; the availability and cost of land for future growth; conditions that could result in inventory write-downs or write-downs associated with investments in unconsolidated entities; the ability to recover our deferred tax assets; the availability of capital; uncertainties in the capital and securities markets; liquidity in the credit markets; changes in tax laws and their interpretation; effects of governmental legislation and regulation; the outcome of various legal proceedings; the availability of adequate insurance at reasonable cost; the impact of construction defect, product liability and home warranty claims, including the adequacy of self-insurance accruals, and the applicability and sufficiency of our insurance coverage; the ability of customers to obtain financing for the purchase of homes; the ability of home buyers to sell their existing homes; the ability of the participants in various joint ventures to honor their commitments; the availability and cost of labor and building and construction materials; the cost of raw materials; construction delays; domestic and international political events; weather conditions; the anticipated benefits to be realized from the consummation of the Shapell acquisition; and post-closing asset sales. For a more detailed discussion of these factors, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our most recent annual report on Form 10-K and our subsequent quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.

Any or all of the forward-looking statements included in this release are not guarantees of future performance and may turn out to be inaccurate. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	April 30, 2014	October 31, 2013
	(Unaudited)
ASSETS
Cash and cash equivalents	$351,821	$772,972
Marketable securities	13,000	52,508
Restricted cash	22,542	32,036
Inventory	6,548,024	4,650,412
Property, construction and office equipment, net	131,222	131,320
Receivables, prepaid expenses and other assets	249,934	229,295
Mortgage loans held for sale	68,642	113,517
Customer deposits held in escrow	54,417	46,888
Investments in and advances to unconsolidated entities	441,842	403,133
Investment in distressed loans	18,799	36,374
Investment in foreclosed real estate	76,652	72,972
Deferred tax assets, net of valuation allowances	268,171	286,032
	$8,245,066	$6,827,459

LIABILITIES AND EQUITY
Liabilities:
Loans payable	$747,088	$107,222
Senior notes	2,654,438	2,321,442
Mortgage company warehouse loan	56,842	75,000
Customer deposits	254,621	212,669
Accounts payable	204,728	167,787
Accrued expenses	539,673	522,987
Income taxes payable	84,619	81,188
Total liabilities	4,542,009	3,488,295

Equity:
Stockholders’ Equity
Common stock	1,778	1,694
Additional paid-in capital	694,335	441,677
Retained earnings	3,002,805	2,892,003
Treasury stock, at cost	(79)	—
Accumulated other comprehensive loss	(2,030)	(2,387)
Total stockholders' equity	3,696,809	3,332,987
Noncontrolling interest	6,248	6,177
Total equity	3,703,057	3,339,164
	$8,245,066	$6,827,459

TOLL BROTHERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)
(Unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2014	2013	2014	2013
Revenues	$1,504,055	$940,605	$860,374	$516,004

Cost of revenues	1,202,030	765,950	687,998	420,013
Selling, general and administrative expenses	202,190	157,597	104,320	79,550
	1,404,220	923,547	792,318	499,563

Income from operations	99,835	17,058	68,056	16,441
Other:
Income from unconsolidated entities	37,242	8,076	14,327	4,993
Other income - net	27,642	24,160	11,101	19,534
Income before income taxes	164,719	49,294	93,484	40,968
Income tax provision	53,917	20,188	28,262	16,294
Net income	$110,802	$29,106	$65,222	$24,674
Income per share:
Basic	$0.63	$0.17	$0.37	$0.15
Diluted	$0.60	$0.17	$0.35	$0.14
Weighted-average number of shares:
Basic	177,278	169,222	178,082	169,380
Diluted	185,665	177,949	186,442	178,136

TOLL BROTHERS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
(Amounts in thousands)
(unaudited)

	Six Months Ended April 30,		Three Months Ended April 30,
	2014	2013	2014	2013
Impairment charges recognized:
Cost of sales - land controlled for future communities	$1,006	$698	$324	$689
Cost of sales - operating communities	2,900	1,040	1,600	340
	$3,906	$1,738	$1,924	$1,029

Depreciation and amortization	$11,095	$12,593	$5,807	$6,068
Interest incurred	$82,628	$64,051	$42,684	$32,303
Interest expense:
Charged to cost of sales	$54,585	$42,990	$29,145	$23,016
Charged to other income - net	1,039	1,221	722	1,133
	$55,624	$44,211	$29,867	$24,149

Home sites controlled:
Owned	37,701	33,117
Optioned	12,657	12,060
	50,358	45,177

Toll Brothers operates in two segments: Traditional Home Building and Urban Infill ("City Living"). Within Traditional Home Building, Toll operates in four geographic segments:

North:	Connecticut, Illinois, Massachusetts, Michigan, Minnesota, New Jersey and New York

Mid-Atlantic:	Delaware, Maryland, Pennsylvania and Virginia

South:	Florida, North Carolina and Texas

West:	Arizona, California, Colorado, Nevada, and Washington

	Three Months Ended April 30,		Three Months Ended April 30,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	239	170	$137.3	$92.2
Mid-Atlantic	273	259	180.5	140.5
South	285	224	186.1	135.6
West	377	207	321.6	128.6
Traditional Home Building	1,174	860	825.5	496.9
City Living	44	34	34.9	19.1
Total consolidated	1,218	894	$860.4	$516.0

CONTRACTS
North	303	323	$199.6	$179.3
Mid-Atlantic	367	478	226.6	281.7
South	374	377	256.3	253.0
West	637	419	519.4	339.8
Traditional Home Building	1,681	1,597	1,201.9	1,053.8
City Living	68	156	73.0	134.1
Total consolidated	1,749	1,753	$1,274.9	$1,187.9

BACKLOG
North	984	862	$615.5	$485.2
Mid-Atlantic	986	879	613.9	532.9
South	1,042	962	761.4	651.3
West	1,056	760	897.9	627.5
Traditional Home Building	4,068	3,463	2,888.7	2,296.9
City Living	256	192	318.7	234.7
Total consolidated	4,324	3,655	$3,207.4	$2,531.6

	Six Months Ended April 30,		Six Months Ended April 30,
	Units		$ (Millions)
	2014	2013	2014	2013
HOME BUILDING REVENUES
North	448	321	$264.9	$174.6
Mid-Atlantic	546	495	349.6	270.1
South	510	367	336.7	222.7
West	581	407	507.8	241.2
Traditional Home Building	2,085	1,590	1,459.0	908.6
City Living	61	50	45.1	32.0
Total consolidated	2,146	1,640	$1,504.1	$940.6

CONTRACTS
North	484	558	$317.8	$309.8
Mid-Atlantic	630	740	390.5	428.6
South	596	580	424.6	390.5
West	836	660	707.2	517.7
Traditional Home Building	2,546	2,538	1,840.1	1,646.6
City Living	119	188	136.5	155.8
Total consolidated	2,665	2,726	$1,976.6	$1,802.4

Unconsolidated entities:

Information related to revenues and contracts of entities in which we have an interest for the three-month and six-month periods ended April 30, 2014 and 2013, and for backlog at April 30, 2014 and 2013 is as follows:

	2014	2013	2014	2013
	Units	Units	$(Mill)	$(Mill)
Three months ended April 30,
Revenues	13	15	$11.6	$11.0
Contracts	76	22	$160.0	$16.0

Six months ended April 30,
Revenues	28	25	$23.2	$19.9
Contracts	87	32	$167.7	$22.2

Backlog at April 30,	121	43	$190.7	$29.5